NL REPORTS FIRST QUARTER 2026 RESULTS

DALLAS, TEXAS – May 6, 2026 – NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $4.3 million, or $.09 per share, in the first quarter of 2026 compared to $.7 million, or $.01 per share, in the first quarter of 2025. NL’s results include an unrealized gain of $2.7 million in the first quarter of 2026 compared to an $8.5 million unrealized loss in the first quarter of 2025 related to the change in value of marketable equity securities.

CompX’s net sales were $40.6 million in the first quarter of 2026 compared to $40.3 million in the first quarter of 2025.  CompX’s first quarter 2026 net sales increased over the comparable 2025 period due to higher Marine Components sales to the industrial market partially offset by lower Security Products sales. CompX’s segment profit increased to $7.1 million in the first quarter of 2026 compared to $5.9 million in the first quarter of 2025 primarily due to higher gross margin at Security Products as a result of a more favorable customer and product mix and, to a lesser extent, the impact of higher sales at Marine Components.

NL recognized equity in losses of Kronos of $1.5 million in the first quarter of 2026 compared to equity in earnings of $5.5 million in the same period of 2025. Kronos’ net sales of $509.8 million in the first quarter of 2026 were $20.0 million, or 4%, higher than in the first quarter of 2025. Kronos’ net sales increased in the first quarter of 2026 compared to the first quarter of 2025 primarily due to the effects of higher sales volumes in its North American, Latin American and export markets and the favorable impact of changes in currency exchange rates (primarily the euro), which it estimates increased its net sales by approximately $30 million. These increases were partially offset by lower sales volumes in its European market and lower average TiO2 selling prices. Kronos started 2026 with average TiO2 selling prices lower than at the beginning of 2025; however, its average TiO2 selling prices increased 2% during the first quarter of 2026 as Kronos works to recover pricing lost during 2025. The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ income from operations in the first quarter of 2026 was $12.6 million as compared to $38.4 million in the first quarter of 2025. Kronos’ income from operations decreased in the first quarter of 2026 compared to the first quarter of 2025 primarily due to the effects of lower average TiO2 selling prices, lower production volumes, and the unfavorable impact of changes in currency exchange rates, partially offset by higher sales volumes and lower production costs. Lower production costs benefited in part from cost reduction initiatives implemented in the fourth quarter of 2025, including workforce reductions and other measures, which were designed to permanently improve Kronos’ cost structure and enable more efficient operation of its facilities at lower production rates for extended periods. Fluctuations in currency exchange rates (primarily the euro) decreased Kronos’ income from operations by approximately $6 million in the first quarter of 2026 compared to the first quarter of 2025.

Corporate expenses increased slightly in the first quarter of 2026 compared to the first quarter of 2025 primarily due to higher general and administrative expenses. Interest and dividend income decreased $.7 million in the first quarter of 2026 compared to the same period of 2025 primarily due to decreased average investment balances and lower average interest rates. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the period.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	Kronos’ ability to realize expected cost savings from strategic and operational initiatives;
●	Kronos’ ability to integrate acquisitions into its operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) or the implementation of tariffs on imported raw materials and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades, or improvements; technology processing failures; or other events) related to our technology infrastructure (including manufacturing and accounting systems) that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Our ability to retain key customers;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;

●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Kronos’ ability to comply with covenants contained in its revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its productions process) or other actions.

Should one or more of these risks materialize (or if the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except earnings per share)

	Three months ended
	March 31,
	2025	2026

	(unaudited)
Net sales	$40.3	$40.6
Cost of sales	28.1	27.3

Gross margin	12.2	13.3

Selling, general and administrative expense	6.3	6.2
Corporate expense	2.7	3.0

Income from operations	3.2	4.1

Equity in earnings (losses) of Kronos Worldwide, Inc.	5.5	(1.5)

Other income (expense):
Interest and dividend income	2.0	1.3
Marketable equity securities	(8.5)	2.7
Other components of net periodic pension and OPEB cost	(.3)	—
Interest expense	(.6)	—

Income before income taxes	1.3	6.6

Income tax expense	—	1.5

Net income	1.3	5.1

Noncontrolling interest in net income of subsidiary	.6	.8

Net income attributable to NL stockholders	$.7	$4.3

Net income per share attributable to NL stockholders	$.01	$.09

Weighted average shares used in the calculation of net income per share	48.8	48.9

NL INDUSTRIES, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(In millions)

	Three months ended
	March 31,
	2025	2026

	(unaudited)
CompX segment profit	$5.9	$7.1
Corporate expense	(2.7)	(3.0)

Income from operations	$3.2	$4.1

IMPACT OF PERCENTAGE CHANGE IN KRONOS’ NET SALES

(unaudited)

Three months ended
March 31,
2026 vs. 2025

Percentage change in net sales:
TiO2 sales volume	4%
TiO2 product pricing	(6)
TiO2 product mix/other	—
Changes in currency exchange rates	6

Total	4%